Exhibit 10.1

Susquehanna Bancshares, Inc.

Long-Term Incentive Plan

January 2011

OUR VISION

- People are our most valuable asset

- Customers are our highest priority

- Information is our competitive edge

- Performance is our key to winning

Susquehanna Bancshares, Inc. Long-Term Incentive Plan (2011)

Introduction

Susquehanna Bancshares, Inc. (the “Company”) has adopted this Long-Term Incentive Plan (the “Plan”) to provide a vehicle to reward eligible employees for their contributions to the Company’s financial success. Grants awarded pursuant to the terms of the Plan will be granted under the Susquehanna Bancshares, Inc. Amended and Restated 2005 Equity Compensation Plan (the “Equity Plan”) and subject to the terms of the applicable form of grant instrument evidencing such grant (the “Grant Instrument”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Equity Plan. In the event there is any inconsistency or discrepancy between the provisions of the Plan and the provisions of the Equity Plan, the provisions of the Equity Plan shall prevail.

Effective Date

The Plan is effective January 1, 2011. Each January 1 to December 31 period will be the “Plan Year.” The Plan will be reviewed annually by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) to ensure proper alignment with the Company’s business objectives. The Compensation Committee retains the rights, as described below, to amend or modify the Plan at any time.

Purpose

The Plan’s objectives are to:

•	Align executives with shareholder interests.

•	Increase executive stock ownership and holdings.

•	Ensure sound risk management by providing a balanced view of performance and aligning rewards with the time horizon of risk.

•	Position the Company’s total compensation to be competitive with market for meeting performance goals.

•	Reward long-term sustained performance.

•	Enable the Company to attract and retain talent needed to drive the Company’s success.

Plan Administration

The Plan has been approved by the Compensation Committee and the Compensation Committee will administer the Plan. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration of the Plan. Any determination by the Compensation Committee with respect to the employees receiving Grants awarded under the Plan will be final and binding.

Participation and Eligibility

Selected senior employees are eligible to participate in the Plan. Employees will be nominated by the CEO to be eligible to participate and will be approved by the Compensation Committee.

Plan Components and Vesting

Grants under the Plan shall consist of grants of nonqualified stock options, restricted stock units or such other equity award available under the Equity Plan as determined by the Compensation Committee (collectively, “Grants”). All Grants shall be subject to the terms and conditions of the Plan and to those other terms and conditions consistent with the Equity Plan and the Grant Instrument as the Compensation Committee deems appropriate.

Unless otherwise specified in the Grant Instrument or the Equity Plan, nonqualified stock options shall vest incrementally over three years and restricted stock units shall vest after three years and will be subject to a one-year holding requirement.

Long-Term Incentive Opportunity

Each eligible employee will have a specified target Grant opportunity (the “Target Grant”), based on his or her role at the Company and such other factors as the Committee deems appropriate. The Target Grant for each eligible employee is determined by the Compensation Committee in its sole discretion.

Annual Grants

Grants will be made annually based on assessment of employee and Company performance. Performance will be measured on a discretionary basis and may include consideration of factors such as the Company’s performance, business environment, affordability and employee performance and contribution and such other factors as the Committee deems appropriate. All Grants shall be made at the discretion of the Compensation Committee.

Termination of Employment

An employee who terminates employment with the Company due to reasons other than death, disability, retirement, or change of control (each as defined in the Equity Plan or Grant Instrument) will forfeit any unvested Grants awarded under the Plan upon such termination of employment.

Death, Disability, Retirement or Change of Control

Vesting of a Grant for an employee who ceases to be employed by the Company due to death, disability, retirement or change of control will be determined in accordance with the terms and conditions set forth in the Equity Plan or the Grant Instrument.

Taxes

All Grants will be subject to tax withholding in accordance with the terms of the Equity Plan and Grant Instrument.

Application of Section 409A of the Internal Revenue Code

The Plan is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A of the Code. Notwithstanding anything in the Plan to the contrary, payments may only be made upon an event and in a manner permitted by section 409A of the Code.

Limitations on Rights Conferred under Plan

Nothing contained in the Plan or in any documents related to the Plan will confer upon any employee any right to continue as an employee or in the employ of the Company or constitute any contract or agreement of employment, or interfere in any way with the right of the Company to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such employee, with or without cause, but nothing contained in the Plan or any document related thereto will affect any other contractual right of any employee. No benefit payable under, or interest in, the Plan will be transferable by an employee except by will or the laws of descent and distribution or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

Plan Changes or Discontinuance

The Compensation Committee may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.

Ethics, Interpretation and Clawback

If there is any ambiguity as to the meaning of any terms or provisions of the Plan or any questions as to the correct interpretation of any information contained therein, the Company’s interpretation expressed by the Compensation Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by the Plan to which the employee would otherwise be entitled will be revoked.

All Grants awarded under the Plan will be subject to any compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board of Directors or a duly authorized committee thereof, whether or not approved before or after the effective date of the Plan.

Severability

Each provision in the Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions will not, in any way, be affected or impaired thereby.

Successors and Assigns

The provisions of the Plan will be binding upon the Company and its successors and upon the employees and their legal representatives.

Governing Law

The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any payment made under the Plan will be determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws, and applicable Federal law.

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